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                                                                    EXHIBIT 99.7

                             COMPENSATION AGREEMENT

         Agreement dated as of the 5th day of November 1996 by and between Roger Salquist ("Optionee") and Endosonics Corporation, a Delaware corporation ("Company").

                               W I T N E S S E T H

         WHEREAS, the Company deems it advisable to provide Optionee with a special equity incentive to attract and retain his services as Chairman of the Company's Board of Directors.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. On November 5, 1996, Optionee was granted an option to purchase 25,000 shares of the Company's Common Stock (the "Option") upon the terms and conditions set forth in the Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A.

         2. Company and Optionee acknowledge and agree that the Option is granted as compensation for the services Optionee is to render as Chairman of the Company's Board of Directors and not for any capital-raising purposes or in connection with any capital-raising activities.

         3. This agreement is intended to constitute a written compensation contract for purposes of registering the shares of Common Stock issuable under the Option on a Form S-8 registration statement to be filed with the Securities and Exchange Commission.

         4. Nothing in this agreement or in the attached Stock Option Agreement shall be deemed to impair or otherwise restrict the rights of the Company or the stockholders to remove the Optionee from the Board of Directors at any time pursuant to the provisions of applicable law.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


OPTIONEE:                                  ENDOSONICS CORPORATION

                                           By:
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      Roger Salquist
                                           Title:
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